UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHARTER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 26, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Charter Financial Corporation, the holding company for CharterBank, which will be held on February 28, 2007 at 10:00 a.m., Eastern Time, at the CharterBank Corporate Center, 1233 O.G. Skinner Drive, West Point, GA 31833.

The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Charter Financial Corporation and CharterBank, and you will have an opportunity to ask questions.

The Board of Directors of Charter Financial Corporation has determined that an affirmative vote on all matters to be considered at the annual meeting is in the best interests of Charter Financial Corporation and its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Charter Financial Corporation and CharterBank, we thank you for your continued support and look forward to seeing you at the annual meeting.

Sincerely yours,

Robert L. Johnson
President and Chief Executive Officer

Main Office • 1233 O.G. Skinner Dr., West Point, Georgia 31833 • (706) 645-1391 • (800) 763-4444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, February 28, 2007
Time:	10:00 a.m., Eastern Time
Place:	CharterBank Corporate Center
1233 O.G. Skinner Dr.
West Point, GA 31833

At our 2007 annual meeting, we will ask you to:

1.	Elect two individuals to serve as a director for a term to expire in 2010. The nomination and corporate governance committee of the Board of Directors has nominated the following individuals for the term stated next to the individual nominee’s name:

Nominees	Term to Expire
William B. Hudson	2010
John W. Johnson, Jr.	2010

2.	Transact any other business as may properly come before the annual meeting.

You may vote at the annual meeting if you were a shareholder of Charter Financial Corporation at the close of business on January 15, 2007, the record date.

By Order of the Board of Directors,

William C. Gladden
Corporate Secretary

West Point, Georgia

January 26, 2007

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

GENERAL

Charter Financial Corporation is a federally chartered corporation organized in 2001 and is registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”). Charter Financial Corporation serves as the holding company for CharterBank. First Charter, MHC owns 80% of the outstanding shares of Charter Financial Corporation’s common stock. As of December 31, 2006 Charter Financial Corporation was quoted on The NASDAQ Global Stock Market under the symbol “CHFN.” However, prior to the annual meeting it is anticipated the Charter Financial will voluntarily delist from the market and begin being quoted on the Over-The-Counter Bulletin Board under the symbol CHFN.OB As used in this proxy statement, “we”, “us” and “our” refer to Charter Financial Corporation and/or its subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about January 26, 2007 to all shareholders entitled to vote. If you owned common stock of Charter Financial Corporation at the close of business on January 15, 2007, the record date, you are entitled to vote at the annual meeting. On the record date, there were 19,342,877 shares of common stock outstanding.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

VOTING RIGHTS

You are entitled to one vote at the annual meeting for each share of common stock of Charter Financial Corporation that you owned as of the record date at the close of business on January 15, 2007. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “for” the proposals identified in the Notice of Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

VOTE BY FIRST CHARTER, MHC

First Charter, MHC owns approximately 80% of the outstanding shares of Charter Financial Corporation’s common stock. All shares of Charter Financial Corporation owned by First Charter, MHC will be voted in accordance with the instructions of the Board of Directors of First Charter, MHC. First Charter, MHC is expected to vote “for” all of the proposals identified in the Notice of Annual Meeting for which it is entitled to vote.

VOTE REQUIRED

Proposal 1: Election of Directors	The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Because First Charter, MHC owns more than 50% of Charter Financial Corporation’s outstanding shares, we expect that First Charter, MHC will control the outcome of the vote on this proposal.

EFFECT OF BROKER NON-VOTES

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote.”

•	Proposal 1: Election of Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

CONFIDENTIAL VOTING POLICY

Charter Financial Corporation maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Elections and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

REVOKING YOUR PROXY

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Corporate Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Charter Financial Corporation.

SOLICITATION OF PROXIES

Charter Financial Corporation will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Charter Financial Corporation and CharterBank may solicit proxies by mail, telephone and other forms of communication. Charter Financial Corporation will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

If you would like a copy of our Annual Report and/or Form 10-K and audited consolidated financial statements for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission (“SEC”) on December 7, 2006, they are available through the investor relations section of our web site at www.charterbank.net. We will also send you one (without exhibits) free of charge. Exhibits may be obtained for a nominal charge. Please write to Bonnie F. Bonner, Assistant Corporate Secretary, Charter Financial Corporation, P.O. Box 472, West Point, Georgia 31833.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Charter Financial Corporation.

The following table contains common stock ownership information for persons known to Charter Financial Corporation to “beneficially own” 5% or more of Charter Financial Corporation’s common stock as of January 15, 2007. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. Charter Financial Corporation obtained the information provided in the following table from filings with the SEC and from its own records.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock	First Charter, MHC 600 Third Avenue West Point, Georgia 31833	15,857,924	82%

Security Ownership of Management.

The following table shows the number of shares of Charter Financial Corporation’s common stock beneficially owned by each director, and all directors and executive officers of Charter Financial Corporation as a group, as of January 15, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares.

Security Ownership of Management

Name	Position with Charter Financial	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
David Z. Cauble, III	Director	21,250	(3)	*
Jane W. Darden	Director	30,150	(4)	*
William B. Hudson	Director	20,150	(5)	*
John W. Johnson, Jr.	Chairman of the Board and Director	148,069	(6)	*
Robert L. Johnson	President, Chief Executive Officer, and Director	120,380	(7)	*
Thomas M. Lane	Director	19,450	(8)	*
David L. Strobel	Director	3,400	(9)	*
Lee Washam	Executive Vice President-CharterBank	42,285	(10)	*
Curtis R. Kollar	Chief Financial Officer	61,982	(11)	*
William C. Gladden	Sr.Vice President and Secretary	18,903	(12)	*
ESOP		328,881	(13)	1.7%
All Executive Officers and Directors as a Group (10 Persons excluding ESOP)		486,019		2.5%

*	Less than one percent of the total outstanding shares of common stock.

(1)	In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of, including that number of shares which an individual has the right to acquire within 60 days (such as stock options). Two or more persons may be considered the beneficial owner of the same shares. Each recipient of an award of RRP shares has no voting power and limited investment power in certain circumstances with respect to the unvested common stock covered by the award.

(2)	Based on a total of 19,347,877 shares of Charter Financial Corporation’s common stock outstanding as of January 15, 2007.

(3)	Mr. Cauble’s ownership includes 1,000 shares jointly held in connection with Mr. Cauble’s son, 400 for which Mr. Cauble is custodian, 1,550 unvested RRP shares and 4,800 shares of vested, unexercised options.

(4)	Ms. Darden’s ownership includes 5,000 shares held directly by Ms. Darden’s spouse, 5,000 shares for which Ms. Darden is a trustee, 1,550 unvested RRP shares and 4,800 shares of vested, unexercised options.

(5)	Mr. Hudson’s ownership includes 1,550 unvested RRP shares and 4,800 shares of vested unexercised options.

(6)	Mr. J. W. Johnson’s ownership includes 50,000 shares held in his Individual Retirement Account, 3,086 shares in the ESOP, 39,078 unvested RRP shares and 24,000 shares of vested, unexercised options.

(7)	Mr. R. L. Johnson’s ownership includes 7,500 shares held in Mr. Johnson’s Individual Retirement Account, 7,863 shares held by Mr. Johnson’s 401(k) account, 2,500 shares held in his spouse’s Individual Retirement Account, 1,600 shares for which Mr. Johnson is custodian, 3,966 shares in the ESOP, 39,078 unvested RRP shares and 12,000 shares of vested, unexercised options.

(8)	Mr. Lane’s ownership includes 9,300 shares held jointly with his spouse, 1,550 unvested RRP shares and 4,800 shares of vested, unexercised options.

(9)	Mr. Strobel’s ownership includes 1,600 unvested RRP shares.

(10)	Mr. Washam’s ownership includes 10,500 shares held in his Individual Retirement Account, 573 shares in his 401(k), 3,712 shares in the ESOP, and 7,500 unvested RRP shares.

(11)	Mr. Kollar’s ownership includes 14,474 shares held in his 401(k), 7,200 shares in his Individual Retirement Accounts, 3,283 shares in the ESOP, 19,725 shares held in a living trust, 10,000 held in his spouse’s living trust, 5,000 unvested RRP shares and 3,000 shares of vested unexercised options.

(12)	Mr. Gladden’s ownership includes 2,500 shares held jointly with his spouse, 2,500 shares held in his Individual Retirement Accounts, 2,503 shares in his ESOP, 2,200 unvested RRP shares and 4,000 shares of vested, unexercised options.

(13)	The figures shown for each of the executive officers named in the table do not include 212,194 shares held in trust pursuant to the ESOP that have not been allocated as of January 15, 2007 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for the ESOP includes 212,194 shares as to which members of CharterBank’s Compensation Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually.

DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

General

Nominees	Term to Expire
William B. Hudson	2010
John W. Johnson Jr.	2010

Each nominee is currently serving on Charter Financial Corporation’s Board of Directors. If you elect all the nominees listed above, they will hold office until the annual meeting in 2010, until their successors have been elected and qualified or they are otherwise unable to complete their term.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The Board of Directors unanimously recommends a vote “For” all of these nominees for election as directors.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Nominees and Continuing Directors

Nominees	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
William B. Hudson	77	2007	Director	1975

John W. Johnson, Jr.	86	2007	Chairman of the Board and Director	1954

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
David Z. Cauble, III	54	2008	Director	1996

Jane W. Darden	56	2009	Director	1988

Robert L. Johnson	53	2008	President, Chief Executive Officer and Director	1986

Thomas M. Lane	52	2009	Director	1996

David Strobel	55	2008	Director	2003

(1)	At December 31, 2006.

(2)	Includes terms served on the Board of Directors of CharterBank.

Biographical Information

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Nominees

William B. Hudson. Mr. Hudson is a retired Account Executive for Smith Barney and its predecessors where he served for 26 years. He was employed in the brokerage business for 42 years. Mr. Hudson graduated from the University of Georgia with a degree in business with postgraduate studies at Auburn University. Mr. Hudson served with the 28th Infantry Division in Germany during the Korean War. He is also past president of the LaGrange Rotary Club and Highland Country Club. Mr. Hudson is a life-long member of the First Baptist Church of LaGrange and active in its affairs.

John W. Johnson, Jr. Mr. Johnson is the founder of CharterBank and has served as Chairman of the Board of CharterBank since 1954 and of Charter Financial Corporation since its inception in 2001. Mr. Johnson also served as the President of CharterBank from 1954 to 1996. He practiced law in Lanett, Alabama, for over 50 years and served in the Alabama State Senate from 1950 to 1954. Mr. Johnson graduated from the University of Alabama and the University of Alabama School of Law and also served as First Lieutenant in the U.S. Army during World War II. Mr. Johnson is the father of Robert L. Johnson.

Continuing Directors

David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Previously he was Vice President – Sales in his family’s Coca-Cola Bottling business. He is a graduate of Washington & Lee University, serves as Chairman of Cobb Foundation, member of Young Presidents’ Organization, and serves as a Junior Warden of the Episcopal Church in LaGrange.

Jane W. Darden. Ms. Darden is a homemaker and part-time bookkeeper. She was formerly employed in the banking field for 5 years. She has a B.A. in Psychology from Converse College. Ms. Darden serves on the Parsonage and the Staff Parish Relations Committees at West Point First United Methodist Church.

Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of Charter Financial Corporation since its inception in 2001 and President and Chief Executive Officer of CharterBank since 1996. Prior to that time, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer. He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master’s Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the Graduate School of Community Bank Management. He is also serves on the LaGrange College Board of Trustees and is Chairman of The Charter Foundation. Mr. Johnson is also affiliated with the West Point Rotary Club. Mr. Johnson is the son of John W. Johnson, Jr.

Thomas M. Lane. Mr. Lane has been the Senior Vice President and Treasurer of WestPoint Home, Inc. and it’s predecessors since March 2000 and previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for WestPoint Pepperell, one of the predecessors of West Point Home, Inc. He has been continuously employed in various financial and accounting positions with WestPoint Home and its predecessor companies since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976. He also serves on the board of Chattahoochee Valley Hospital Society.

David L. Strobel. Mr. Strobel has been the Executive Vice President and General Manager of Shannon, Strobel and Weaver Constructors & Engineers, Inc since 1977. He received his B. S. in Mechanical Engineering from the University of Notre Dame in 1973, and is a Registered Professional Engineer in 18 states. Mr. Strobel served as a member of the Board of Directors of EBA Bancshares and Eagle Bank of Alabama from 1998 until their acquisition by CharterBank in 2003. In February 1999 he assumed the position of chairman of EBA Bancshares. He joined the Board of Directors of CharterBank and Charter Financial Corporation in August 2003. Mr. Strobel is a member of the Board of Directors of Dynetech Corporation, Orlando, Florida. His other affiliations include: City of Auburn Board of Education and several professional societies.

Executive Officers Who are Not Directors

William C. Gladden. Mr. Gladden, 54, has been the Vice President and Secretary of Charter Financial Corporation since October 2001 and of CharterBank since 1991. He was also a Director of CharterBank from 1988 to 1990. He was the Manager of Telecommunications for West Point Pepperell from 1984 to 1990. Mr. Gladden earned his B.S. in Management from Georgia Tech in 1976. In 2002 he completed his M.S. in technology management also from Georgia Tech. In addition he is a graduate of the National School of Banking of Americas Community Bankers. Mr. Gladden is a member of the Board of Directors of Medical Park Management, Inc. and Chairman of the Board for the West Point, Georgia Down Town Development Authority and the West Point 2100 Foundation. Other affiliations include: Junior Achievement, West Point Rotary Club and The American Society of Corporate Secretaries. He also serves on the board of directors for The Charter Foundation.

Curtis R. Kollar. Mr. Kollar, 54, is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President & Treasurer of CharterBank since 1991 and was named Chief Financial Officer of Charter Financial Corporation in October of 2001 and of CharterBank in January of 2001. He has an undergraduate degree from Ohio Wesleyan University and an MS in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 21 years experience in the banking field. Mr. Kollar serves on the Board of Directors of the Chattahoochee Valley Hospital Society. He currently serves as president of The West Point Rotary Club.

Lee Washam. Mr. Washam, 45, has been Executive Vice President of CharterBank since January of 2001. He previously served as Vice President and Senior Lending Officer from April 2000 until his election to Executive Vice President. Mr. Washam is the former Executive Vice President of First Flag Bank, LaGrange, Georgia and has over 22 years of banking experience. He received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam’s current affiliations include: LaGrange Lions Club, Leadership Troup, Georgia Community Bankers Association, Board of Governors of Highland Country Club and New Community Church.

Meetings and Committees of the Board of Directors

Charter Financial Corporation’s Board of Directors currently consists of seven members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Charter Financial Corporation. Charter Financial Corporation’s executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors of Charter Financial held thirteen (13) meetings during the fiscal year ended September 30, 2006. Each incumbent director except Director Strobel attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

Independent Board

Charter Financial’s Board of Directors is comprised of a majority of independent directors. Independent directors play an important role in assuring investor confidence. Through the exercise of independent judgment, they represent the long term interest of shareholders and guard against conflicts of interest in the companies they oversee. Regularly scheduled meetings of the independent board without the presence of management will encourage and enhance communication among independent directors.

The Board of Directors has determined that directors Cauble, Darden, Hudson, Lane and Strobel are independent directors as defined under the NASDAQ Stock Market listing standards. During the year ending September 30, 2006 the independent directors held two (2) meetings at which at least four of the five independent directors were present.

Shareholder Communications with our Board of Directors

Shareholders may contact Charter Financial Corporation’s Board of Directors by contacting Bonnie F. Bonner, Assistant Corporate Secretary, at Charter Financial Corporation, P.O. Box 472, West Point, Georgia, 31833 or (706)645-3202. All comments will be forwarded directly to the Chairman of the Board of Directors.

We believe that the annual meeting is an opportunity for shareholders to communicate directly with our Directors. While Charter Financial has no policy concerning board members attendance at the annual meeting, all of the members of the Board of Directors, were in attendance at the 2006 Annual Meeting. If you would like an opportunity to discuss issues directly with our directors, please consider attending this annual meeting of Charter Financial Corporation.

Committees of the Board

The Board of Directors of Charter Financial Corporation has established the following standing committees:

Director	Executive Committee	Audit Committee	Personnel and Compensation Committee	Nominating & Corporate Governance Committee
David Z. Cauble, III	Alternate	Chair		Chair
Jane W. Darden	Alternate		Member	Member
William B. Hudson	Alternate		Member
John W. Johnson, Jr.	Ex officio
Robert L. Johnson	Chair
Thomas M. Lane	Alternate	Member	Chair	Member
David L. Strobel	Alternate	Member

Executive Committee	The Executive Committee exercises the powers of the Board of Directors between board meetings. All directors may serve as members of the committee. John W. Johnson, Jr. serves as an ex officio member of the Executive Committee. The Executive Committee of Charter Financial had no meetings during the 2006 fiscal year.

Audit Committee	The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside independent registered public accounting firm and reports any substantive issues found during the audit to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The committee will also review and approve all transactions with affiliated parties. The Board of Directors of the Company has adopted a written charter for the Audit Committee which was revised on November 25, 2003. A copy of this charter is included as Appendix A. All members of the Audit Committee are independent directors as defined under The NASDAQ Stock Market listing standards. In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that Director Lane meets the requirements of Audit Committee Financial Expert and has been so designated by the Board of Directors. The committee met five (5) times in the 2006 fiscal year.

Personnel and Compensation Committee	The Personnel and Compensation Committee provides advice and recommendation to the Board of Directors in the areas of employee salaries and benefit programs. All members of the Personnel and Compensation Committee are independent directors as defined under The NASDAQ Stock Market listing standards. The Board of Directors of the company adopted a written charter for the Personnel and Compensation Committee on October 19, 2003. A copy of this charter is included as Appendix B. The Personnel and Compensation Committee of Charter Financial met four (4) times in the 2006 fiscal year.

Nominating & Corporate Governance Committee

All members of the Nominating & Corporate Governance Committee are independent directors as defined under The NASDAQ Stock Market listing standards. The committee is responsible for nominating persons for election to the Board of Directors and also reviews if shareholder nominations (if any) comply with the notice procedures set forth in the Company’s bylaws. The Board of Directors adopted a written charter for the Nominating & Corporate Governance Committee. Their charter was revised on October 26, 2004. A copy of this charter is included as Appendix C.

Shareholders may nominate directors for election by delivering the nomination in writing to the secretary at the principal executive offices of Charter Financial Corporation at least five (5) days prior to the date of the annual meeting. The notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) such person’s written consent to serve as a director, if elected; and (b) as to the shareholder giving the notice (i) the name and address of the shareholder and (ii) the class and number of shares of the Charter Financial Corporation which are owned of record by the shareholder. Upon delivery, nominations shall be posted in a conspicuous place in each office of Charter Financial Corporation. Ballots bearing the names of all the persons nominated by the Nominating & Corporate Governance Committee and by shareholders shall be provided for use at the annual meeting. If the Nominating & Corporate Governance Committee shall fail to act on any properly submitted nomination at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

It is the policy of the Nominating & Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by this Committee in the same manner as nominees that are identified by this Committee. This committee has not employed any third parties to assist in its selection or evaluation of candidates.

William B. Hudson and John W. Johnson Jr. were each nominated by the non-management, independent directors that comprise the Nominating & Corporate Committee. As of December 31, 2006, the Nominating & Corporate Governance Committee had not received any shareholder recommendations for nominees in connection with the 2007 Annual Meeting.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

During the 2006 fiscal year, the Audit Committee of Charter Financial Corporation’s Board of Directors held five (5) meetings to discuss matters consistent with its duties. The Audit Committee’s membership was comprised of Directors Strobel, Lane and Cauble, with Mr. Cauble serving as Chairperson.

Each member of Charter Financial Corporation’s Audit Committee is independent as defined under the NASDAQ listing standards. Charter Financial Corporation’s Audit Committee operates under a written charter approved by the Board on November 25, 2003. In accordance with provisions of the Sarbanes-Oxley Act of 2002, Director Lane meets the requirements of Audit Committee Financial Expert and has been so designated by the Board of Directors.

Charter Financial Corporation’s Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to:

(1)	Serve as an independent and objective party to monitor Charter Financial Corporation’s financial reporting process and internal control systems;

(2)	Review and appraise the audit efforts of Charter Financial Corporation’s independent registered public accounting firm and internal audit department;

(3)	Review Charter Financial Corporation’s quarterly financial performance, as well as its compliance with laws and regulations;

(4)	Oversee management’s establishment and enforcement of financial policies; and

(5)	Provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department, and the Board.

Charter Financial Corporation’s Audit Committee has reviewed and discussed the audited financial statements of Charter Financial Corporation for the fiscal year ended September 30, 2006 with management and KPMG LLP, Charter Financial Corporation’s independent registered public accounting firm. Charter Financial Corporation’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with KPMG LLP.

Principal Accountant Fees and Services

Aggregate fees billed by KPMG LLP and billings by KPMG LLP for all other services performed during the fiscal years ended September 30, 2005 and September 30, 2006 are as follows:

Audit Fees

	2006	2005
Audit(1)	$400,000	$408,550
Audit Related Fees(2)	60,500	56,033
Tax Fees (3)	56,000	41,800
All Other Fees(4)	0	0
Total	$516,500	$471,383

1)	Integrated audit includes audit procedures related to Sarbanes-Oxley section 404 certification.

2)	Both years include out of pocket expenses related to audit.

3)	Includes income tax return preparation and corporate tax planning.

4)	No additional fees were paid to KPMG LLP for financial information systems design and updating or any other non-audit services not listed.

Charter Financial Corporation’s Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Based on the review and discussions noted above, Charter Financial Corporation’s Audit Committee recommends to the Board of Directors that Charter Financial Corporation’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the SEC on December 7, 2006.

Preapproval Policies and Procedures

Preapproval of Services: The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described below which, if not pre-approved, are approved by the Audit Committee prior to completion of the audit.

Exceptions: The preapproval requirements set forth above, shall not be applicable with respect to non-audit services if:

i.	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the services are provided;

ii.	Such services were not recognized by us at the time of the engagement to be non-audit services; and

iii.	Such services are properly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

During the year ended September 30, 2006, the Audit Committee pre-approved 100% of the services performed by KPMG LLP.

Delegation. The Audit Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full committee at its next meeting.

Charter Financial Corporation
Audit Committee
David Z. Cauble, III, Chairperson
Thomas M. Lane
David L. Strobel

A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if she or he so desires. Charter Financial Corporation’s Audit Committee has recommended and the Board of Directors has reappointed KPMG LLP as independent registered public accounting firm for fiscal year 2007.

DIRECTOR COMPENSATION

Meeting Fees. Charter Financial Corporation pays its directors an annual retainer of $10,000 and an attendance fee of $200 for each Board meeting attended. In addition, Charter Financial Corporation maintains an Executive Committee, an Audit Committee, a Personnel and Compensation Committee and a Nominating & Corporate Governance Committee and pays an attendance fee of $200 per committee meeting.

CharterBank pays each director an annual retainer of $8,000, plus $500 for each Board meeting attended. CharterBank maintains five standing committees. The Chairman of the Board of Directors and each committee chairperson receives an annual chairmanship retainer of $1,000. Committee attendance fees are paid to non management directors equal to $200 per meeting attended.

CharterBank and Charter Financial Corporation paid Board and Committee fees totaling $206,100 to their directors for the fiscal year ended September 30, 2006.

First Charter, MHC pays its directors a fee of $500 per meeting attended.

Directors were not reimbursed for expenses for travel, lodging or other to attend Board and Committee meetings.

EXECUTIVE OFFICER COMPENSATION

The report of Charter Financial Corporation’s Personnel and Compensation Committee included in this section is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the report is not to be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the 1934 Securities Exchange Act of 1934, as amended.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Personnel and Compensation Committee is composed of Directors Darden, Hudson, and Lane with Mr. Lane serving as Chairperson. None of the members of the Committee were officers or employees of Charter Financial Corporation or its subsidiaries during the 2006 fiscal year or in prior years. Each member of the Personnel and Compensation Committee is independent as defined under the NASDAQ listing standards.

The Personnel and Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. Compensation of the President and Chief Executive Officer and other executive officers for the fiscal year ended September 30, 2006 was paid by CharterBank and determined by the Board of Directors of CharterBank upon the recommendation of the Personnel and Compensation Committee.

The Committee reviews the compensation and benefits programs for all executive officers on an annual basis. Recommendations and rationale of CharterBank’s President and Chief Executive Officer are taken into consideration during such review. The President and Chief Executive Officer did not participate in the Committee’s decision regarding his own compensation review and recommendation.

The Committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Charter Financial Corporation’s stockholders, and competitiveness with the external marketplace. To this end, the Committee retained an independent, outside personnel consulting company to review the compensation practices of CharterBank. The Consultants were instructed to include a peer group of companies with similar size and business mix to that of CharterBank in order to develop recommendations for CharterBank’s executive officers.

CharterBank’s compensation program for executive officers consists of: base salary, and cash incentive awards, and stock based compensation including stock options, ESOP and a management recognition plan.

Base Salaries. Salary levels recommended by the Committee are intended to be competitive with salary levels of the companies in CharterBank’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and to reflect the financial performance of CharterBank. After a comprehensive review, base salaries for the fiscal year ended September 30, 2006 were increased 10.3% on average as compared to the prior fiscal year, for the covered executive officers, a level deemed appropriate using the above criteria.

Stock Options. Charter Financial previously implemented the 2001 Stock Option Plan under which executive officers and directors may be eligible to receive awards. The Personnel and Compensation Committee has determined the stock option grants based on the financial performance achieved by CharterBank and the level of long-term incentive awards made by companies in the peer group. For the fiscal year ended September 30, 2006, no new options were granted to eligible employees and directors.

Recognition and Retention Plan. Charter Financial previously implemented the 2001 Recognition and Retention Plan (RRP) under which executive officers and directors may be eligible to receive restricted stock awards. The Personnel and Compensation Committee has determined the restricted stock awards based on the financial performance achieved by Charter Financial and the level of long-term incentive awards made by companies in the peer group. During the fiscal year ended September 30, 2006, a total of 800 new RRP shares were granted to the eligible employees and directors.

Incentive Compensation Plan. CharterBank maintains an incentive compensation plan. This plan includes all employees not covered by another cash incentive compensation plan. A target bonus award has been set in the incentive compensation plan for each employee expressed as a percentage of the employee’s salary grade in CharterBank’s salary grade system. During the first quarter of fiscal year 2006, the Board of Directors set corporate goals, which include credit and marketing productivity as well as financial targets for achievement under the plan. The incentive payments are also based on individual and business line components. Attainment of these components as well as the corporate goals determines the payout for each individual covered by the incentive compensation plan. CharterBank typically pays a portion of these bonuses in cash shortly after the end of the fiscal year.

President and Chief Executive Officer. The Personnel and Compensation Committee developed the following recommendations for Mr. Robert L. Johnson’s compensation in 2006 as President and Chief Executive Officer: (1) His base salary was increased to $247,965, representing a 15.4% increase from 2005, and (2) under the criteria of the incentive component, the Committee awarded him a bonus in the amount of $218,034 for fiscal year ending September 30, 2006.

Charter Financial Corporation
Personnel and Compensation Committee
Thomas M. Lane, Chairperson
Jane W. Darden
William B. Hudson

Personnel and Compensation Committee Interlocks and Insider Participation.

During fiscal 2006, there were no interlocks between members of the Personnel and Compensation Committee or executive officers of Charter Financial Corporation and corporations with respect to which such persons are affiliated.

PERFORMANCE GRAPH

The following graph compares Charter Financial Corporation’s (CHFN) total cumulative shareholder return by an investor who invested $100.00 on October 17, 2001, the date of Charter Financial Corporation’s initial public offering, to September 30, 2006, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index, The Russell 2000 Financial Services Index and the NASDAQ Bank Index for the same period.

Charter Financial Corporation’s (CHFN)

59 Month Performance

As compared to:	NASDAQ Bank (CBNK)
Russell 2000 Index (RTY)
Russell 2000 Financial Services Index (R2FINL)

Summary Compensation Table

Summary Compensation Table. The following table provides information about the compensation paid to our President and Chief Executive Officer and to the four other most highly compensated executive officers whose annual salary and bonus for fiscal years 2006, 2005, or 2004 was at least $100,000.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation (e)
					Awards		Payouts
		Salary	Bonus	Other Annual Compensation (a)	Restricted Stock Awards ($) (b)	Options (#) (c)	LTIP Payouts(d)
John W. Johnson, Jr., Chairman	2006	$153,920	$79,542	—	—		$21,315	$301,587
	2005	$148,000	$19,823	—	—		$22,009	$27,590
	2004	$144,056	$50,938	—	$1,027,606	30,000	$18,071	$41,437
Robert L. Johnson, President and Chief Executive Officer	2006	$247,965	$172,236	—	—		$45,799	$408,460
	2005	$215,000	$39,754	—	—		$47,523	$135,096
	2004	$204,594	$102,153	—	$1,027,606	30,000	$38,949	$137,182
Lee Washam, Executive Vice President – CharterBank	2006	$166,584	$77,419	—	—		$22,902	$52,721
	2005	$150,000	$18,992	—	$50,865		$24,721	$4,998
	2004	$143,119	$46,610	—	$148,455	10,000	$19,951	$19,904
Curtis R. Kollar, Chief Financial Officer	2006	$131,694	$54,832	—	—		$16,584	$52,990
	2005	$116,000	$13,868	—	$33,910		$17,134	$5,232
	2004	$111,793	$33,844	—	$82,475	10,000	$14,209	$18,840
William C. Gladden, Vice President - Secretary	2006	$89,609	$35,540	—	—		$10,663	$45,890
	2005	$87,000	$9,307	—	$6,782		$11,391	$4,327
	2004	$83,726	$22,072	—	$23,093	2,000	$9,614	$14,642

(a)	CharterBank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of CharterBank believes that the aggregate value of these benefits for 2006, 2005 and 2004 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(b)	Messrs. Johnson, Jr., Johnson, Washam, Kollar and Gladden were awarded 31,149, 31,149, 4,500, 2,500 and 700 shares respectively as of July 27, 2004. Messrs. Johnson, Jr., and Johnson’s grants vest in approximately equal blocks on each July 27th in 2008 through 2013. Messrs. Washam, Kollar and Gladden’s grants vest 2,000, 1,000 and 500 shares on July 27, 2008 and 2,500, 1500 and 200 shares on July 27, 2009. The dollar amounts shows in the table for 2004 are based on the fair market value of a share of common stock on July 27, 2004 which was $32.99. On September 27, 2005 Messrs. Washam, Kollar and Gladden were awarded 1,500, 1,000 and 200 shares respectively. These shares will all vest in 2010. The dollar amount shown in the table for 2005 is based on a September 27, 2005 closing price of $33.91. Dividends attributable to all such shares are held in trust and paid to the award recipient when the underlying shares vest. The aggregate fair market value of the restricted stock awards reported on the above table for Messrs. Johnson, Jr., Johnson, Washam, Kollar and Gladden were $1,245,649 $1,245,649, $239,940, $139,965 and $35,991, respectively, on September 29, 2006, based on a closing price per share of $39.99.

(c)	Represents shares of common stock as to which the named individuals have the right to acquire beneficial ownership pursuant to the exercise of options. The options granted have an exercise price of $32.99 with 50% of each grant vesting on July 27, 2008 and the remaining amount of each grant vesting on July 27, 2009.

(d)	For 2006, reflects payments made to terminate the current LTIP and disburse all accumulated funds.

(e)	Includes the following components for fiscal 2006: (1) dollar value of premium payments for life insurance coverage provided by CharterBank: Mr. John W. Johnson, Jr., $2,472; Mr. Robert L. Johnson, $481; Mr. Lee Washam, $221, Mr. Curtis R. Kollar, $490 and Mr. William C. Gladden $490; (2) contributions under the ESOP representing the fair market value of the allocation: Mr. John W. Johnson, Jr., $277,515, Mr. Robert L. Johnson, $277,515, Mr. Lee Washam, $52,500, Mr. Curtis R. Kollar, $52,500 and Mr. William C. Gladden $45,500; (3) fees for service as a director of Charter Financial and CharterBank: Mr. John W. Johnson, Jr., $21,600 and Mr. Robert L. Johnson, $20,400; and (4) amounts credited to the Benefit Restoration Plan: Mr. Robert L. Johnson, $110,064.

EMPLOYMENT AGREEMENTS

Charter Financial Corporation and CharterBank entered into parallel employment agreements with Mr. Robert Johnson to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of October 16, 2001, the effective date of the reorganization, and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $183,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Charter Financial Corporation and CharterBank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, Charter Financial Corporation and CharterBank will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years, but not to exceed three times the executive’s average annual compensation for the five years preceding the year in which his employment terminates. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office, or membership on the board of directors;

•	material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 35 miles in distance from CharterBank’s principal office in West Point, Georgia and over 35 miles from the executive’s principal residence; or

•	other material breach of contract by Charter Financial Corporation or CharterBank which is not cured within 30 days.

The employment agreements also provide uninsured death and disability benefits. The agreement with Mr. Johnson was renewed in 2005.

CHANGE OF CONTROL AGREEMENTS

CharterBank entered into a two-year change of control agreement with Bonnie F. Bonner and one-year change of control agreements with Curtis R. Kollar, William C. Gladden, and Lee Washam. These agreements are guaranteed by Charter Financial Corporation. The term of these agreements is perpetual until CharterBank gives notice of non-extension, at which time the term is fixed for two years in the case of the two year agreement and one year in the case of the one-year agreements.

Generally, CharterBank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CharterBank or Charter Financial Corporation signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years in the case of officers with a two-year agreement, and one year in the case of officers with a one-year agreement. CharterBank would pay the same severance benefits if the officer resigns after a change of control following:

•	loss of title, office or membership on the board of directors,

•	material reduction in duties, functions or responsibilities,

•	involuntary relocation of his or her principal place of employment to a location over 35 miles from CharterBank’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence, or

•	other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured death and disability benefits.

BENEFIT PLANS

401(k) Plan. CharterBank has adopted the 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of CharterBank who have completed at least three months of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code.

The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. Participants were allowed to purchase Charter Financial Corporation common stock issued in the reorganization. Participants direct the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with CharterBank. The plan took effect at the completion of the reorganization on October 16, 2001. Charter Financial Corporation made a loan to the ESOP to purchase 8% of the shares sold in the initial offering to persons other than First Charter, MHC, or 317,158 shares.

Although contributions to this plan are discretionary, CharterBank intends to contribute enough each year to make the required principal and interest payments on the loan from Charter Financial Corporation. This loan is for a term of 30 years and calls for level annual payments of principal plus accrued interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that the shares will be released annually over the remaining term of the loan. During calendar 2006 dividends paid to the ESOP on unallocated shares exceeded the funds required to service principal and interest payments. The excess funds are being allocated in cash to participant accounts and then used for open market purchases of stock for the participants’ account.

The repayment period of the ESOP loan is scheduled over a 30-year term, however, we may prepay a portion of the principal which would trigger the release of additional ESOP shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year subject to certain compensatory limitations for tax qualified plans.

Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Benefit Restoration Plan. CharterBank has also established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under the 401(k) Plan. Currently, only the President and Chief Executive Officer has been selected for participation. The restorative payments consist of payments in lieu of shares that cannot be allocated to the participant’s account under the ESOP and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. Also, in the case of a participant who retires before the repayment in full of the ESOP’s loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

Incentive Compensation Program. CharterBank maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective of pre-established performance goals. The plan consists of an incentive program which rewards performance based on the achievement of key operating goals. All noncommissioned employees who are not covered under another cash incentive compensation plan are eligible to participate. Prior to fiscal year 2006, a portion of these incentive payments were paid annually and the remaining portion was paid in equal installments over the following one to three years, depending on the employee’s position in the company. In fiscal year 2006, the Board of Directors terminated this program. For fiscal year 2006 the entire incentive payment was made. In addition, the amounts that had been withheld in past years for future payments were paid as originally scheduled. In fiscal year 2007 and 2008 the remaining portions of the incentives that were withheld will be paid out on schedule, in addition to the incentive actually earned for the period. Going forward, cash incentive payments will be made in the year they are earned.

2001 Stock Option Plan. The Charter Financial Corporation 2001 Stock Option Plan as amended was adopted by our Board of Directors and approved by our shareholders. The purpose of this plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Charter Financial Corporation. A total of 707,943 shares were reserved for issuance under this plan. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. No options were granted to the named executive officers during fiscal year 2006.

The following table provides the value for “in-the-money” unexercised options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on September 29, 2006, the last trading day of the Charter Financial’s 2006 fiscal year, which was $39.99 per share. The value of exercised options is based on the spread between the exercise price and the price at close of business on the day of exercise.

2006 Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SAR at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In -the-Money Options/SARs at Fiscal Year-end (1) ($) Exercisable/Unexercisable
John W. Johnson, Jr.	—	—	24,000/36,000	257,520/274,380
Robert L. Johnson	12,000	112,080	12,000/36,000	128,760/274,380
Lee Washam	—	—	3,500/11,500	37,555/86,095
Curtis R. Kollar	3,000	28,020	3,000/11,500	32,190/86,095
William C. Gladden	—	—	4,000/3,000	42,920/24,730

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Charter Financial stock at fiscal year end multiplied by the number of shares underlying the options. The closing price of Charter Financial stock on September 29, 2006 was $39.99.

2001 Recognition and Retention Plan. The Charter Financial Corporation 2001 Recognition and Retention Plan was adopted by our Board of Directors and approved by our shareholders. Similar to the Stock Option Plan, the 2001 Recognition and Retention Plan (“RRP”) functions as a long-term incentive compensation program for eligible officers, employees and outside directors of Charter Financial Corporation and CharterBank. The members of the Board’s Compensation Committee, who are disinterested directors, (“RRP Committee”) administer the RRP. Charter Financial Corporation pays all costs and expenses of administering the RRP.

As required by the terms of the RRP, Charter Financial Corporation has established a trust (“Trust”) and funded the purchase of 283,177 shares of common stock, the maximum number of restricted stock awards (“Restricted Stock Awards”) that may be granted under the RRP. Shares of common stock subject to a Restricted Stock Award are held in the Trust until the Award vests at which time the shares of common stock attributable to the portion of the Award that have vested are distributed to the Award holder. An Award recipient is entitled to receive cash dividends with respect to the shares of common stock subject to his Award upon the vesting of the Award to which the dividends relate.

Restricted Stock Awards are granted under the RRP on a discretionary basis to eligible officers, executives and outside directors selected by the RRP Committee. All outstanding Restricted Stock Awards are subject to automatic full vesting on the date of the Award holder’s death, disability retirement or upon a change in control of Charter Financial Corporation.

Charter Financial Corporation may amend or terminate the RRP, in whole or in part, at any time, subject to the requirements of all applicable laws.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

Federal tax laws may limit our income tax deductions for salaries and other compensation paid for personal services rendered to $1 million each tax year for each executive officer named in the summary compensation table in Charter Financial Corporation’s proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is “qualified performance-based compensation” under applicable law. The Personnel and Compensation Committee takes this deduction limitation into account with other relevant factors in establishing compensation levels of executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Charter Financial Corporation and CharterBank will be reduced.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

CharterBank makes loans to its directors and executive officers and offers loans to all of its employees through an employee loan program. At September 30, 2006, loans and open lines of credit to executive officers, directors and their associates totaled $1,323,953. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

CharterBank’s general counsel is the law firm of Johnson, Caldwell & McCoy. Curt M. Johnson, the brother of Robert L. Johnson and the son of John W. Johnson, Jr., is a partner of this law firm. The firm represents CharterBank in real estate and commercial loan closings and other matters, wherein CharterBank’s borrower typically pays the legal fees and expenses. CharterBank directly paid the law firm $109,400 for the year ended September 30, 2006. Borrowers of CharterBank paid additional fees related to loan closings to the law firm.

CharterBank leases its Shawmut branch, which is located at 3500 20th Avenue, Valley, Alabama, from the Taunton-Johnson Corporation in which Robert L. Johnson owns a minority interest and serves as the Vice President. CharterBank paid Taunton-Johnson Corporation $50,866 for the year ended September 30, 2006 for the lease of the Shawmut Branch.

Code of Ethics

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all employees and officers of Charter Financial Corporation, First Charter MHC and CharterBank. We have also adopted a Code of Ethics for Senior Financial Officers of Charter Financial Corporation, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for Charter Financial Corporation and CharterBank, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers of Charter Financial Corporation meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. We filed the Conflict of Interest Policy and Code of Conduct with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended September 30, 2003, and we filed the Code of Ethics for Senior Financial Officers of Charter Financial Corporation with the SEC as an exhibit to our Form 8-K on January 26, 2004.

Copies of the Conflict of Interest Policy and Code of Conduct and Code of Ethics for Senior Financial Officers are available free of charge upon written request to Bonnie F. Bonner, Assistant Corporate Secretary, Charter Financial Corporation, P.O. Box 472, West Point, Georgia 31833.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Charter Financial Corporation’s directors and executive officers, and persons who own more than 10% of Charter Financial Corporation’s common stock, to report to the SEC their initial ownership of Charter Financial Corporation’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and Charter Financial Corporation is required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to Charter Financial Corporation and written representations that no other reports were required during the fiscal year ended September 30, 2006, all Section 16(a) filing requirements applicable to Charter Financial Corporation’s executive officers and directors during fiscal 2006 were met.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2008 annual meeting of Charter Financial Corporation shareholders, we must receive them on or before September 26, 2007, pursuant to the proxy soliciting regulations of the SEC. Proposals received after that date will not be included in the proxy statement. Shareholder proposals received after December 10 2007 and all matters raised at the annual meeting will be voted by the Proxy Committee of The Board of Directors at their discretion. Nothing in this paragraph shall be deemed to require Charter Financial Corporation to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Charter Financial Corporation’s bylaws, if you wish to nominate a director or bring other business before an annual meeting:

•	You must be a shareholder of Charter Financial Corporation and have given timely notice in writing to the Secretary of Charter Financial Corporation; and

•	Your notice must contain specific information required in our bylaws as summarized under Nominating/Corporate Governance Committee in this proxy.

By Order of the Board of Directors,

William C. Gladden
Corporate Secretary

West Point, Georgia

January 26, 2007

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX A

AUDIT COMMITTEE CHARTER

CHARTER FINANCIAL CORPORATION

Objective

The objective of an Audit Committee (“Committee”) is to assist the directors in fulfilling their fiduciary responsibilities. The Committee in this document refers to the Audit Committees of Charter Financial Corporation and CharterBank. Members of the Committee should evaluate both Charter Financial Corporation and CharterBank’s compliance with laws, regulations, policies, plans, procedures, ethical standards and public responsibilities. The Committee should determine that Charter Financial Corporation and CharterBank have adequate administrative, operating and internal accounting controls. In addition, the Committee should seek to give assurance regarding the integrity of financial and other data based on Charter Financial Corporation and CharterBank activities. The Committee’s main purpose is to oversee the accounting and financial reporting processes of Charter Financial Corporation and CharterBank and the audits of the financial statements of Charter Financial Corporation and CharterBank, including the qualifications and independence of the auditors.

Responsibilities and Authority

Responsibilities Relating to Retention of Public Accounting Firms and Relationship with Auditor

The Committee shall be directly responsible for appointing, compensating, overseeing, evaluating, and terminating the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and related work, subject to shareholder ratification. The accounting firm shall report directly to the Committee.

Preapproval of Services. The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Charter Financial Corporation by its independent auditor, subject to the deminimis exceptions for non-audit services described below which are approved by the Committee prior to completion of the audit.

•	Exception: The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

•	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Charter Financial Corporation to its auditor during the fiscal year in which the services are provided;

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•	Such services were not recognized by Charter Financial Corporation at the time of the engagement to be non-audit services; and

•	Such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Committee shall obtain a formal written statement concerning the independence of the independent auditor.

4.	The Committee shall serve as the primary communication channel between the internal and external auditors and the Board of Directors, and assure that the independent auditors have free access to the Committee, without the presence of management, to discuss the results of their audits.

The Committee shall meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6.	The Committee shall obtain and review a report from the independent auditor at least annually regarding (a) the independent auditors’ internal quality-control procedures; (b) any material issues raised by: (i) the most recent internal quality-control review; (ii) the most recent peer review of the firm; or (iii) by any inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships, both direct and indirect, between the auditor and Charter Financial Corporation. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and the internal auditor. The Chairman of the Committee shall present the conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

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The Committee shall recommend to the Board policies for Charter Financial Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of Charter Financial Corporation.

The Committee shall monitor the accomplishments of audit goals and objectives, and evaluate management’s response to audit findings and reports of examinations conducted by external auditors and regulatory authorities.

Financial Reporting and Disclosure Matters. The Committee, to the extent it deems necessary or appropriate shall:

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in Charter Financial Corporation’s Annual Report on Form 10-K.

Review and discuss with management and the independent auditor Charter Financial Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Charter Financial Corporation’s financial statements, including any significant changes in Charter Financial Corporation’s selection or application of accounting principles, any major issues as to the adequacy of Charter Financial Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

Review and discuss quarterly reports from the independent auditors on:

•	All critical accounting policies and practices to be used;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other written material communications between the auditor and management.

Discuss with management Charter Financial Corporation’s earnings press releases, including the use of “pro forma” or “non-GAAP financial measures”.

Assess the impact on CharterBank and Charter Financial Corporation of new accounting principles or policies, promulgated by the accounting profession or proposed by CharterBank and Charter Financial Corporation personnel.

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7.	Review published CharterBank and Charter Financial corporation financial statements and the annual report for accuracy, timeliness and appropriate disclosure.

8.	Discuss with management and the independent auditor the effect of accounting initiatives as well as off-balance sheet structures on the financial statements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in Charter Financial Corporation’s annual proxy statement.

Internal Audit. The Committee shall:

1.	Approve the selection and participate in the compensation and performance evaluation of the internal auditor. Evaluations should be based on audit reports submitted and on discussions with management and the external auditors.

Review the significant reports to management prepared by the internal auditing department and management’s responses.

Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

4.	Follow-up on corrective actions taken to strengthen internal control.

Oversight and Compliance. The Committee shall:

Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated, which requires the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts.

2.	Coordinate the investigation of conflicts of interest and unethical conduct.

Obtain reports from management, Charter Financial Corporation’s senior internal auditing executive and the independent auditor that Charter Financial Corporation and CharterBank are in conformity with applicable legal requirements and the Conflict of Interest Policy and Code of Conduct. Advise the Board with respect to Charter Financial Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with Charter Financial Corporation’s Conflict of Interest Policy and Code of Conduct.

4.	Review and approve all related party transactions, i.e., transactions required to be disclosed pursuant to SEC Regulations S-K, Item 404.

Establish procedures for the receipt, retention and treatment of complaints received by Charter

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Financial Corporation or CharterBank regarding accounting, internal accounting controls or auditing mailers, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

6.	Discuss with the legal counsel legal matters that may have a material impact on the financial statements or Charter Financial Corporation’s compliance policies.

Ascertain that appropriate policy and procedures manuals are in being, and in use.

8.	Ascertain the sufficiency of budget funds for the audit function.

Conduct an annual review of the Committee charter and recommend revision, as necessary.

10.	The Committee shall also have the authority without the consent of management or the Board, at the Company’s expense, to the extent it deems necessary or appropriate, to retain special independent legal, accounting or other consultants to advise the Committee in connection with fulfilling its obligations hereunder.

The above responsibilities of the Committee will be discharged through review of audit reports and discussions with the internal and external auditor and Charter Financial Corporation and CharterBank management.

Committee Membership

The Committee shall consist of at least three “independent” directors elected annually by the Board of Directors. An “independent” director is defined as an individual who (a) meets the NASDAQ Stock Market’s definition of independent director; (b) meets the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (c) does not own or control 20% or more of Charter Financial Corporation’s voting stock (or such lower measurement as may be established by the SEC). Additionally, Committee members should have few or no ties to Charter Financial Corporation other than through their duties as Board members. In selecting the members of Committee, the Board of Directors will take into account the requirements imposed by, and the interpretations of the applicable federal banking regulators.

Each Committee members must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Committee, with the assistance of the independent public auditors, shall develop and implement a skill enhancement plan and assess member contribution and performance.

The committee will use its best efforts to have an “audit committee financial expert” as defined by the SEC. Said “audit committee financial expert” will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

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The members of the Committee shall be designated by the full Board of Directors at each annual meeting of the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board shall designated one member of the Committee to serve as Chairman of the Committee.

Committee Meetings

The Committee shall meet at least quarterly, including an executive session with the internal and external auditor and otherwise as needed. The Committee may request any officer or employee or Charter Financial Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes should be prepared for each meeting.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Charter Financial Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Charter Financial Corporation, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of Charter Financial Corporation or CharterBank, which such members believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

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APPENDIX B

CHARTER FINANCIAL CORPORATION

PERSONNEL & COMPENSATION COMMITTEE CHARTER

JANUARY 12, 2006

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Charter Financial Corporation (the “Company”) shall be to discharge the Board’s responsibilities relating to compensation of the Company’s directors and Chief Executive Officer (the “CEO”). The Committee has overall responsibility for approving and evaluating the director, the CEO and the compensation plans, policies and programs of the Company.

The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Membership and Appointment

The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall meet the criteria for independence established by the rules and regulations of the NASDAQ Stock Market and all other applicable legal requirements. Members of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Governance Committee and shall serve at the pleasure of the Board.

Meetings and Procedures

The Committee shall have a chairperson who must, and a secretary who may but need not, be a member of the Committee. The Board shall designate the chairperson of the Committee and the Committee shall designate the secretary for the Committee. If the Board does not designate a chairperson, or if the chairperson shall not be present at a meeting, the Committee shall select its own chairperson.

The Committee shall establish its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet at least two times annually and may meet more frequently. A meeting may be called by the chairperson of the Committee or by a majority of the members of the Committee. Notice of any meeting shall be given by the person or persons calling the meeting to each other member of the Committee at least 48 hours prior to the meeting. Notice may be given in the same fashion as permitted for notice of Board meetings pursuant to the Company’s Bylaws and applicable law. A meeting shall be deemed properly called if each member of the Committee shall have received notice given as aforesaid or, prior to the conclusion of the meeting, shall have signed a written waiver of notice. A quorum shall consist of at least one-third of the voting members of the Committee, and in no event less than two (2) voting members of the Committee. The vote of a majority of the voting

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members present at any meeting at which a quorum exists, including the chairman of the Committee who shall be eligible to vote, shall constitute the action of the Committee.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

Following each of its meetings, the Committee shall report its actions and recommendations to the Board. The secretary of the Committee shall keep written minutes of its meetings, which minutes shall be subject to approval by the members of the Committee and, once approved, shall be maintained with the books and records of the Company.

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

Committee Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have the sole authority to approve the consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2.	The Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

The Committee shall annually review, and make recommendations to the Board with respect to, the compensation of all directors, officers and other key executives whose compensation is required by law or the Company’s Federal Stock Charter or Bylaws to be set by the Board, including incentive-compensation plans and equity-based plans.

4.	The Committee shall annually review and recommend to the Board for approval, for the CEO and the senior executives of the Company whose compensation is required by law or the Company’s Federal Stock Charter or Bylaws to be set by the Board, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

The Committee shall serve as the fiduciary and/or administrator of any compensation or benefit plan of the Company for which a fiduciary consisting of members of the Board is

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required by law or by the terms of the plan. In such capacity it shall have and exercise the power, authority and discretion conferred by law or the terms of the relevant plan, as applicable.

6.	The Committee shall review and reassess the adequacy of this charter annually and, as appropriate, adopt and recommend changes to the Board for its approval.

All deliberations, actions and recommendations of the Committee relevant to the CEO shall be undertaken by the Committee in executive session. Any other deliberations, actions or recommendations may be made in the presence of, or take into consideration the recommendation of, the CEO or other senior management officials, in the discretion of the Committee.

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FIRST CHARTER

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

OCTOBER 26, 2004

Purpose

The purpose of the Nominating and Corporate Governance Committee (“Committee”) shall be to assist the Board in identifying qualified individuals to become Board members and in determining the composition of the Board of Directors and its committees. The Committee shall be composed of independent directors.

Committee Membership

The Nominating and Corporate Governance Committee of the Board of Directors of Charter Financial Corporation shall consist of a minimum of three directors. Members of the Committee shall be appointed and may be removed by the Board of Directors. All members of the Committee shall be independent directors, and shall satisfy the proposed NASDAQ Stock Market standard for independence for members of the Audit Committee.

Committee Authorities and Responsibilities

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

A.	Board of Director Nominees and Committees

1.	To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for shareholder approval at the annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

2.	When vacancies occur or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines to meet the criteria and standards for recommendation to the Board.

B.	Subcommittees

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

C.	Consultants

The Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

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D.	Board Reports

The Committee shall report its actions and recommendations to the Board after each committee meeting. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

E.	Reliance on Information

The Committee and each member of the Committee in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the company, whom such member believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such persons.

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ANNUAL MEETING OF STOCKHOLDERS OF

Charter Financial Corporation

February 28, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect two individuals to serve as a director for a term to expire in 2010.			2. Transact any other business as may properly come before the annual meeting.

	NOMINEES:		You may vote at the annual meeting if you were a shareholder of Charter Financial Corporation at the close of business on January 15, 2007, the record date.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O William B. Hudson O John W. Johnson, Jr.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting dated January 26, 2007.

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	I will attend the meeting. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CHARTER FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors of Charter Financial Corporation for the Annual Meeting of Stockholders to be held on February 28, 2007

The undersigned stockholder of Charter Financial Corporation hereby appoints John W. Johnson, Jr. and Robert L. Johnson, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Charter Financial Corporation held of record by the undersigned on January 15, 2007, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on February 28, 2007, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement, dated January 26, 2007 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

(Continued and to be signed on the reverse side)